(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 1, 2015, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and initial Excluded Special Servicer, LNR Partners, LLC, as General Special Servicer, Park Bridge Lender Services LLC, as Trust Advisor, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian with respect to Commercial Mortgage Pass-Through Certificates Series 2015-C26 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of the Agreement, I, Daniel Marthinsen, Managing Director of Special Servicing do hereby certify that:

1.            A review of the activities of the Excluded Special Servicer Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.            To the best of my knowledge, based on such review, the Excluded Special Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

/s/ Daniel Marthinsen

Daniel Marthinsen

Managing Director

Wells Fargo Bank

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